Exhibit 99.2

Contact:	Alexion Pharmaceuticals, Inc. Irving Adler Sr. Director, Corporate Communications 203-271-8210	Makovsky & Company Kristie Kuhl (Media) 212-508-9642	Rx Communications Rhonda Chiger (Investors) 917-322-2569

Alexion Reports Fourth Quarter and Full Year 2007 Results

Soliris® Sales Reflect Strong 2007 Launch; Positioned for Expanded Growth in U.S. and International Markets

Fourth Quarter and 2007 Financial Highlights:

•	Soliris® (eculizumab) net product sales were $33.9 million in Q4 2007, compared to net product sales of $21.8 million in Q3 2007.

•	Q4 GAAP net loss was $12.3 million, or $0.33 per share, compared to a GAAP net loss of $20.1 million, or $0.55 per share, in Q3 2007.

•	Q4 non-GAAP net loss was $8.5 million, or $0.23 per share, compared to a non-GAAP net loss of $14.0 million, or $0.38 per share, in Q3 2007.

•	Total 2007 revenues were $72.0 million, including Soliris net product sales of $66.4 million, representing the first nine months of Soliris commercial availability.

•	2007 GAAP net loss was $92.3 million, or $2.54 per share, compared to a net loss of $131.5 million, or $4.15 per share, in 2006.

•	2007 non-GAAP net loss was $72.1 million, or $1.99 per share, compared to a net loss of $110.9 million, or $3.50 per share, in 2006.

Cheshire, CT, February 14, 2008 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the quarter and year ended December 31, 2007.

Fourth Quarter 2007 Financial Results:

For the three months ended December 31, 2007, Alexion Pharmaceuticals, Inc. (“Alexion” or, the “Company”) reported revenues of $33.9 million compared to revenues of $0.2 million for the same period in 2006. The revenues of $33.9 million for the fourth quarter of 2007 consisted entirely of Soliris® net product sales, compared to Soliris net product sales of $21.8 million in the third quarter, and $9.8 million in the second quarter, of 2007. Soliris, approved by the U.S. Food and Drug Administration in March 2007 and the European Commission in June 2007, is the only drug specifically indicated for the treatment of patients with paroxysmal nocturnal hemoglobinuria (“PNH”), a rare, debilitating and life-threatening disease.

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A portion of the Soliris product sold in the fourth quarter was previously accounted for as a research and development (“R&D”) expense prior to submission of the Biologics License Application (“BLA”) and was not included in the cost of sales during the fourth quarter. The remaining expensed inventory was exhausted during the fourth quarter and therefore cost of sales for the fourth quarter included actual costs associated with Soliris product sold in the quarter that was not previously expensed. Cost of sales for the fourth quarter also included actual and estimated royalty costs related to the sale of Soliris.

The Company reports both GAAP results and non-GAAP results. Non-GAAP results are equal to GAAP results less the impact of share-based compensation. The following summary table is provided for investors’ convenience. A further reconciliation and explanation of the GAAP to non-GAAP figures appear below.

(Millions of U.S. dollars, except per-share data)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total Revenues	$33.9	$0.2	$72.0	$1.6

GAAP Net Income (Loss)	(12.3)	(39.3)	(92.3)	(131.5)
Share-Based Compensation	3.8	9.2	20.2	20.6

Non-GAAP Net Income (Loss)	$(8.5)	$(30.0)	$(72.1)	$(110.9)
GAAP Net Income (Loss) Per Share	$(0.33)	$(1.18)	$(2.54)	$(4.15)
Non-GAAP Net Income (Loss) Per Share	$(0.23)	$(0.90)	$(1.99)	$(3.50)

Fourth Quarter Non-GAAP Financial Results:

The Company incurred a non-GAAP net loss for the fourth quarter of $8.5 million, or $0.23 per share, compared to a net loss of $30.0 million, or $0.90 per share in the fourth quarter of 2006. The non-GAAP net loss in the fourth quarter of 2007 was reduced from a non-GAAP net loss of $14.0 million, or $0.38 per share, in the third quarter of 2007.

Alexion’s non-GAAP operating expenses for the fourth quarter of 2007 were $40.4 million, compared to $31.9 million for the fourth quarter of 2006. Non-GAAP R&D expenses for Q4 2007 were $14.7 million, unchanged from the year-ago quarter. Non-GAAP selling, general, and administrative (“SG&A”) expenses for the fourth quarter were $25.8 million, compared to $17.1 million for the fourth quarter of 2006. The increase in non-GAAP SG&A expenses primarily reflected costs associated with the initiation of the Company’s commercial operations in the U.S. and Europe.

Fourth Quarter GAAP Financial Results:

On a GAAP basis, operating expenses for the fourth quarter of 2007 were $44.2 million, compared to $41.1 million for the same period last year. R&D expenses for the fourth quarter were $15.6 million, compared to $17.3 million for the same period last year. SG&A expenses were $28.6 million for the fourth quarter of 2007, compared to $23.7 million for the same period last year, which included non-recurring expenses of $7.1 million related to the closure of the Company’s San Diego office in Q4 2006. The increase in SG&A expenses was primarily related to the development of commercial operations and other infrastructure to support the launch of Soliris in the United States and Europe.

Operating expenses for the fourth quarter of 2007 included $3.8 million of share-based compensation expense, compared to $9.2 million in the same period last year. Share-based compensation expense in the fourth quarter of 2007 was reduced by approximately $1.8 million as a result of the capitalization of such expenses related to the Company’s Smithfield, RI manufacturing facility, and share-based compensation expense in the fourth quarter of 2006 was higher due to costs associated with the consolidation of the San Diego research facility into its Cheshire, CT operations.

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The Company recorded investment income of $1.4 million for the fourth quarter of 2007, compared to $2.3 million in the fourth quarter of 2006. Interest expense in the fourth quarter was $0.6 million, compared to $0.8 million for the same period last year.

Alexion incurred a GAAP net loss for the fourth quarter of 2007 of $12.3 million, or $0.33 per share, compared to a net loss of $39.3 million, or $1.18 per share, for the same period during 2006.

Full Year 2007 Financial Results:

For the year ended December 31, 2007, the year in which Soliris, Alexion’s first marketed product, became commercially available, the Company reported total revenues of $72.0 million, of which $66.4 million represented net product sales of Soliris, compared to total revenues of $1.6 million in 2006.

Alexion’s non-GAAP operating expenses for the full year 2007 were $145.0 million, compared to $118.0 million for the full year 2006. Non-GAAP R&D expenses for 2007 were $60.4 million, compared to $74.1 million for the prior year. Non-GAAP SG&A expenses for 2007 were $84.5 million, compared to $43.9 million for 2006. The Company incurred a non-GAAP net loss for 2007 of $72.1 million, or $1.99 per share, compared to $110.9 million, or $3.50 per share, in 2006.

On a GAAP basis, operating expenses for 2007 were $165.1 million, compared to $138.6 million for the prior year. R&D expenses for 2007 were $69.0 million, compared to $83.2 million for 2006. SG&A expenses were $96.1 million for 2007, compared to $55.4 million for the prior year. The Company recorded investment income of $8.1 million for 2007, the same amount as in the prior year. Interest expense in 2007 was $2.5 million, compared to $2.8 million for 2006.

The decrease in R&D expenses in 2007 reflected the non-recurrence of costs associated with the BLA, which were incurred in 2006, and the termination of the Company’s pexelizumab programs in 2006. These decreases were offset by increased costs of Alexion’s EXPLORE clinical trial in 2007. The increase in SG&A expenses for 2007 was primarily related to the development of commercial operations and other infrastructure to support the launch of Soliris in the United States and Europe.

Alexion incurred a GAAP net loss for 2007 of $92.3 million, or $2.54 per share, compared to a net loss of $131.5 million, or $4.15 per share, for 2006.

“Alexion’s regulatory and commercial success in 2007 is a direct result of breakthrough science, compelling clinical data and a steadfast commitment to patients. During 2007, Alexion became a global commercial organization and started to fulfill its mission of improving the lives of people with serious and life-threatening disease. Physicians are developing a new sense of urgency in detecting and treating patients with PNH as early as possible,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “We greatly appreciate the confidence and support we have received from physicians, employees, and shareholders since Alexion was founded.”

Balance Sheet:

As of December 31, 2007, the Company had $106.7 million in cash, cash equivalents, and marketable securities, compared to $250.1 million at December 31, 2006. Included in the Company’s cash balance at December 31, 2007 was approximately $1.0 million of restricted cash designated for costs associated with the manufacturing facility in Rhode Island.

Recent Events:

The Company recently executed an agreement to obtain a working capital line of credit from a commercial bank for up to $25 million.

Alexion and the Oklahoma Medical Research Foundation (“OMRF”) have announced that Alexion has agreed to acquire from OMRF all rights and interests to certain patents related to complement-inhibition technology. Under an agreement recently executed by the two organizations, Alexion will pay OMRF a total amount of $10 million to be remitted during 2008 and the first half of 2009. No further amounts, including royalties, will be owed to OMRF in respect of sales of Soliris or other use of the OMRF patents.

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Accordingly, the previously announced claims filed by OMRF and counterclaims filed by Alexion in the U.S. District Court for the Northern District of Oklahoma will be dismissed. The Company expects that this agreement will have a positive impact on forecasted cost of sales.

On January 7, 2008, Alexion announced that it has commenced dosing in the AEGIS study, a single registration trial to evaluate the safety, efficacy, and pharmacology of Soliris as a treatment for Japanese patients with PNH.

Soliris Commercial Update:

The number of patients on Soliris therapy increased significantly during the fourth quarter, driven by continued growth in the U.S. and the expanded availability of Soliris in Europe. The Company continues to progress in discussions with appropriate authorities regarding the reimbursement, price approval and funding processes that are separately required in each European country.

“Our commercial team in the U.S. continues to achieve steady growth. We continue to execute our launch plan by facilitating PNH patient access to Soliris, while also assisting physicians, through education, to diagnose and treat PNH with greater effectiveness,” said David Keiser, President and Chief Operating Officer of Alexion. “In Europe, our plans are on track in the five major markets, which should make an increasing contribution to sales as 2008 progresses.”

Financial Guidance:

In 2008, worldwide net product sales are expected to be within a range of $200 to $215 million. The cost of sales, including actual and estimated royalties, is expected to be in the range of 14 percent to 16 percent, as compared to previous estimates of 18 percent to 20 percent. The reduction in forecasted cost of sales is primarily due to improved manufacturing yields and a reduction in potential royalty obligations following the acquisition of patents related to eculizumab from OMRF. Excluding share-based compensation, R&D expenses in 2008 are anticipated to be in the range of $65 to $75 million, and selling, general, and administrative expenses in the range of $115 to $125 million. The Company’s share-based compensation expenses for the year are expected to range from $26 to $28 million.

Conference Call/Web Cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, February 14, 2008, at 10:00 a.m., Eastern Time. To participate in this call, dial (719) 325-4802, confirmation code 4232989, shortly before 10:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 1:00 p.m. Eastern Time. The replay number is (719) 457-0820, confirmation code 4232989. The audio webcast can be accessed at www.alexionpharm.com.

About Soliris

Soliris is the first product approved for the treatment of PNH in the U.S. and Europe. PNH is a rare, debilitating, and life-threatening blood disorder defined by the destruction of red blood cells, or hemolysis. In patients with PNH, hemolysis can cause life-threatening thromboses, recurrent pain, kidney disease, disabling fatigue, impaired quality of life, severe anemia, pulmonary hypertension, shortness of breath and intermittent episodes of dark-colored urine (hemoglobinuria). Soliris, or eculizumab, is the only treatment that blocks this hemolysis.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. The Company is engaged in the discovery, development, and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. In March 2007, the FDA granted marketing approval for the Company’s first product, Soliris for all patients with PNH, and the Company began commercial sale of Soliris in the U.S. during April 2007. In June 2007, the European Commission granted marketing approval for Soliris in the European Union for all patients with PNH. The Company is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

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This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Alexion believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Alexion’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Alexion management uses for planning and forecasting purposes and measuring the company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. A reconciliation of the non-GAAP to GAAP figures follows this press release.

[ALXN-E]

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2008, potential benefits and commercial potential for Soliris, timing and effect of sales of Soliris in various European markets, status of reimbursement, price approval and funding processes in Europe, progress in developing commercial infrastructure and interest and sense of urgency about Soliris in the patient, physician and payor communities. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris, delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the possibility that initial results of commercialization are not predictive of future rates of adoption of Soliris, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms or at all, the risk that third party payors (including governmental agencies) will not reimburse for the use of Soliris at acceptable rates or at all, the risk that estimates regarding the number of PNH patients are inaccurate, the risk that ongoing litigation may be resolved adversely, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

(Financial Tables Follow)

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Revenues:
Net product sales	$33,858	$—	$66,381	$—
Contract research revenues	—	188	5,660	1,558

Total revenues	33,858	188	72,041	1,558
Cost of sales	3,391	—	6,696	—
Operating expenses:
Research and development	15,643	17,344	68,961	83,225
Selling, general and administrative	28,570	23,731	96,142	55,418

Total operating expenses	44,213	41,075	165,103	138,643

Operating loss	(13,746)	(40,887)	(99,758)	(137,085)

Other income (expense):
Investment income	1,356	2,336	8,080	8,076
Interest expense	(635)	(772)	(2,489)	(2,837)
Foreign currency gain (loss)	208	(30)	1,132	(41)

	929	1,534	6,723	5,198

Income tax benefit	487	103	745	373

Net loss	$(12,330)	$(39,250)	$(92,290)	$(131,514)

Net loss per share – basic and diluted	$(0.33)	$(1.18)	$(2.54)	$(4.15)

Shares used in computing basic and diluted net loss per common share	37,165	33,325	36,311	31,701

Consolidated Balance Sheet Data:	As of
	December 31, 2007	December 31, 2006
Cash, cash equivalents and marketable securities (a)	$106,712	$250,148
Total assets	334,357	333,537
Total stockholders' equity	101,556	124,677

(a) Amount includes restricted cash of $958 and $33,595 at December 31, 2007 and December 31, 2006, respectively.

Non-GAAP financial information is adjusted to exclude the impact of share-based compensation. The following table represents a reconciliation of GAAP to non-GAAP financial information for the three months and full year ended December 31, 2007 and 2006, as well as the three months ended September 30, 2007:

	Reported GAAP Amounts	Share-Based Compensation Adjustment	Non-GAAP Excluding Share-Based Compensation
Year Ended December 31, 2007
Research and development	$68,961	$(8,544)	$60,417
Selling, general and administrative	96,142	(11,630)	84,512
Operating expenses	165,103	(20,174)	144,929
Operating loss	(99,758)	20,174	(79,584)
Net loss	(92,290)	20,174	(72,116)

Basic and diluted net loss per share	$(2.54)	$0.56	$(1.99)

Year Ended December 31, 2006
Research and development	$83,225	$(9,141)	$74,084
Selling, general and administrative	55,418	(11,474)	43,944
Operating expenses	138,643	(20,615)	118,028
Operating loss	(137,085)	20,615	(116,470)
Net loss	(131,514)	20,615	(110,899)

Basic and diluted net loss per share	$(4.15)	$0.65	$(3.50)

Three Months Ended December 31, 2007
Research and development	$15,643	$(989)	$14,654
Selling, general and administrative	28,570	(2,799)	25,771
Operating expenses	44,213	(3,788)	40,425
Operating loss	(13,746)	3,788	(9,958)
Net loss	(12,330)	3,788	(8,542)

Basic and diluted net loss per share	$(0.33)	$0.10	$(0.23)

Three Months Ended December 31, 2006
Research and development	$17,344	$(2,561)	$14,783
Selling, general and administrative	23,731	$(6,650)	17,081
Operating expenses	41,075	(9,211)	31,864
Operating loss	(40,887)	9,211	(31,676)
Net loss	(39,250)	9,211	(30,039)

Basic and diluted net loss per share	$(1.18)	$0.28	$(0.90)

Three Months Ended September 30, 2007
Research and development	$16,906	$(2,867)	$14,039
Selling, general and administrative	24,944	(3,198)	21,746
Operating expenses	41,850	(6,065)	35,785
Operating loss	(21,894)	6,065	(15,829)
Net loss	(20,085)	6,065	(14,020)

Basic and diluted net loss per share	$(0.55)	$0.17	$(0.38)

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